Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

Dated as of July 12, 2011

between

TSINGDA EEDU CORPORATION

and

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated July 12, 2011(the “Signature Date”), is signed by and between

Tsingda eEDU Corporation, an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”)

as one Party

and

(the “Purchaser”)

as the other Party

The parties hereto agree as follows:

I. Purchase and Sale of Shares

1.	Purchase and Sale of Stock.

Upon the following terms and conditions, the Company shall issue and sell to the Purchaser 3 million (3,000,000) of the Company’s Shares (the “Shares”). The Company and the Purchaser are executing and delivering this Agreement in accordance with the relevant U.S. securities laws.

2.	Purchase Price and Closing.

Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchaser at a price of US$4.56 per share (the “Purchase Price”) and total Purchase Price amounts to US$13,680,000(the “Total Purchase Price”).

Within 21 days after the Signature Date of this Agreement, and subject to the satisfaction of all of the preconditions provided in Art. 5 of this Agreement, the Purchaser shall pay the Total Purchase Price of US$13,680,000 or its equivalent in RMB to the designated account by the Company as follows:

Account Name:	Tsingda eEDU Corporation

Account Number:	303851-060 (USD)

Bank Name:	East West Bank Hong Kong Branch

Bank SWIFT Code:	EWBKHKHH

USD Payment Instruction:	Standard Chartered Bank, New York,
(SWIFT CODE: SCBLUS33)
for a/c of East West Bank, Hong Kong
Branch, (SWIFT CODE: EWBKHKHH),
UID 421686 A/C No. 3582023069001

East West Bank H.K. Branch Address: 29 Floor, Gloucester Tower

Hong Kong, the Landmark, 15 Queen’s Road Central, Hong Kong.

(The Exchange rate shall be determined according to the average rate of the central parity rates for the previous 6 working days announced by the China Foreign Exchange Trading Center authorized by the People’s Bank of China on its official website).

The purchaser spontaneously become shareholder of the Company with the completion of mentioned payment; have all shareholders’ rights including the rights on the rolling balance of retained earnings up to the payment date.

The Company shall, within 30 working days after the payment by the Purchaser of the Total Purchase Price to the designated account, deliver any and all necessary and appropriate documents or certificates certifying the shareholding of 3,000,000 Shares to the Purchaser, and register the name of the Purchaser and the number of the Shares purchased by the Purchaser in the relevant authority.

Subject to the terms and conditions set forth in this Agreement, the date and time when the Company delivers any and all necessary and appropriate documents or certificates certifying the shareholding of 3,000,000 shares to the Purchaser shall be considered as the Closing Date.

II. Representations and Warranties of the Company

3.	Representations and Warranties of the Company.

As of the Signature Date, the Company hereby represents and warrants to the Purchaser on behalf of itself and its subsidiaries, as follows:

	3.1.	Being listed

The Company has received the clearance notice informed to Ellenoff Grossman & Schole LLP (“EGS”), the Company’s legal council, by U.S. Securities and Exchange Commission (the “Commission”) on March 28, 2011.

The Company hereby agrees and warrants to the Purchaser that, within one year after the Signature Date of this Agreement, the Company shall be admitted by and be formally listed in one of the following markets through initial pubic offering: NASDAQ-Global Select Market, Global Market, New York Stock Exchange (NYSE)

Being listed under this Agreement refers to that the Company is listed in one of the three markets provided in this article through initial public offering.

3.2.	Shareholder rights

The Company hereby agrees and warrants that, upon the payment by the Purchaser of the Total Purchase Price to the designated account, the Purchaser shall be entitled to the full and complete shareholder rights of the Company, including but not limited to:

	3.2.1.	to appoint one independent director with full authority to join the board of the Company, this director enjoy full rights provided for by the law and the Articles of Association.

3.2.2.

The Purchaser shall be entitled to ask for any management and/or financial information of the Company, including but not limited to: any audited consolidated financial statement for every fiscal year; any unaudited consolidated financial statement for every quarter or every month, and any other financial or business information of the Company and/ or its subsidiaries.

3.3.	Organization, Good Standing and Power.

The Company and each of its subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company and each such subsidiary is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined below). Neither the Company nor any subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects or financial condition of the Company and its subsidiaries individually, or in the aggregate and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

3.4.	Authorization; Enforcement.

The Company has the requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of the Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required.

3.5.	Capitalization and Issuance of Shares.

All of the outstanding Shares have been duly and validly authorized. The Shares to be issued before or at the Closing Date have been duly authorized by all necessary corporate action including but not limited to the board approval and the shareholders’ approval. The Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable.

3.6.	No Conflicts.

The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge or encumbrance (collectively, “Lien”) of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, liens, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Agreement.

3.7.	Commission Documents, Financial Statements.

Since December 4, 2006, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has not provided to the Purchaser any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement or other than pursuant to a non-disclosure or confidentiality agreement signed by the Purchaser. A current report on Form 8-K, as applicable, (the “Current Report”) is required to be and shall be filed by the Company within 20 Business days after the Closing Date to disclose the Agreement, transactions related thereto. For the purposes hereof, “Business Day” means any day which banks in the State of New York shall be open for business.

3.8.	No Undisclosed Events or Circumstances.

To the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.9.	Operation of Business.

The Company and each of the subsidiaries owns or has the lawful right to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except where the failure to so own or possess would not have a Material Adverse Effect.

3.10.	Books and Record Internal Accounting Controls.

Except as otherwise disclosed in the Comprehensive 8-K, the books and records of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

3.11.	Material Agreements.

The Company has provided to the Purchaser or its counsel a copy of any and all written or oral contracts, instruments, agreements, commitments, obligations, plans or arrangements, the Company or any subsidiary is a party to, that a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 (collectively, the “Material Agreements”) if the Company or any subsidiary were registering securities under the Securities Act. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any

Material Agreement now in effect the result of which would cause a Material Adverse Effect.

3.12.	Money Laundering Laws.

The operations of each of the Company or any of its subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder, all applicable governmental bodies and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental body or any arbitrator involving the Company and/or any subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.13.	Sarbanes Oxley.

As, if and when required under the Sarbanes-Oxley Act, the Company and its subsidiaries will (i) design internal controls over financial reporting, or cause such internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (ii) design disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and cause such disclosure controls and procedures to be designed under its supervision to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms (iii) evaluate the effectiveness of the Company’s disclosure controls and procedures as of the end of the each quarterly period as required under Sarbanes-Oxley Act (each an “Evaluation Date”) and (iv) present in its periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

3.14.	Off-Balance Sheet Arrangements.

There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Commission Documents and is not so disclosed.

3.15.

There is no any third party right, pledge or any similar claim against the shares of the Company or any of its subsidiaries. The Company hereby agrees and warrants that there shall not be any material negative change about this situation as of the Signature Date of this Agreement.

3.16.	The Company hereby agrees and warrants that all of its representations, promises and warranties made in this Agreement are authentic, accurate and lawful.

III. Representations and Warranties of the Purchaser.

4.	The Purchaser hereby, makes the following representations and warranties to the Company as of the date hereof and the Closing Date:

	4.1.	Organization and Good Standing of the Purchaser.

If the Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

4.2.	Authorization and Power.

The Purchaser has the requisite power and authority to enter into and perform this Agreement. This Agreement to which such Purchaser is a party has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms hereof. The Purchaser shall comply with all applicable laws and regulations and shall have completed any required governmental approval and registrations by the Closing Date.

4.3.	No Conflicts.

The execution, delivery and performance of this Agreement to which such Purchaser is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which such Purchaser is a party or to purchase the Shares in accordance with the terms hereof.

4.4.	Acquisition for Investment.

The Purchaser is acquiring underlying Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Purchaser does not have a present intention to distribute Shares nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company. The Purchaser further acknowledges that such Purchaser understands the risks of investing in companies domiciled and/or which operate primarily in the PR China and that the purchase of the Shares involves substantial risks.

4.5.

In making the decision to invest in the Company and its business, the Purchaser hereby acknowledges that such Purchaser has relied solely upon the information provided by the Company and this Agreement.

4.6.	The Purchaser understands that the Shares must be held indefinitely unless such securities are registered under the Securities Act or an exemption from registration is available.

4.7.

The Purchaser understands that the Shares are being offered and sold in accordance with the Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the suitability of such Purchaser to acquire the Shares.

4.8.	Restriction on Transfer.

After the Company is formally listed in one of the three markets in accordance with Art. 3.1, the Purchaser agrees to follow all of the restrictions required by the relevant federal securities law.

The Purchaser agrees to restrict the transfer of its shares in the Company for 12 months from the date the Company is listed. The Purchaser agreed to restrict the transfer of shares for the initial six (6) months of the lock up period from the date the Company is listed. From the 7th month of the lock up period to the 12th month, the Purchaser may transfer an amount up to 20% of the Ordinary Shares held by such Purchaser.

However, if there is anything that the Company shall assist which is necessary to make the Shares being transacted freely in the market, such as registration or cooperation, the Company shall make its best efforts to support and shall finish all necessary procedures and fulfill its relevant duties within 6 months after the Company is formally listed in one of the two markets in accordance with Art. 3.1.

IV. Pre-conditions

5.	Preconditions

The purchaser shall be obligated to make the payment as provided in Art. 2 of this Agreement only if all of the following preconditions are satisfied:

5.1.

The sale and purchase of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate Company actions including but not limited to the board approval and the shareholders’ approval with valid board meeting minutes and shareholder meeting minutes.

5.2.

All of the representations and guarantees made by the Company as provided in Part II of this Agreement shall remain authentic and accurate on the date of the payment of the Total Purchase Price by the Purchaser, as if such representations and guarantees were made on the date of the payment of the total Purchase Price.

5.3.

Until the date of remittance of the Total Purchase Price by the Purchaser, the Company never violates any of the representations and guarantees made by the Company as provided in Part II of this Agreement.

V Warranty against Dilution

6.

In the case that the Company issues stocks or equity related securities, etc. with the price of each security being under US$4.56 in the 24 months period following the issue of Company’s Shares in accordance with Art. 2 of this Agreement, the Company shall issue Company’s Shares free of charge in order to maintain the Purchaser’s ownership ratio of the Company; provided that incentive plans such as stock options and/or equity issuances with business alliances can be exempted from the above warranty by agreement between the Company and the Purchaser.

(What does this mean? In case of IPO, new shares issuance will affect all shareholders pro-rata to their original holding ratios.)

VI Listing Application

7.

The Company shall submit documents for the listing application (including Form S-1) to the Commission within 45 days from the Closing Date, and make an offer to the Commission so that the above documents become effective within 180 days from the date of the submission of the above documents.

VII General Provisions

1.	Governing Law

The Company and the Purchaser acknowledge that any dispute or controversy arising under or relating to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. The parties irrevocably agree to submit to the personal jurisdiction of any state or federal court located in the City and State of New York that may properly exercise subject matter jurisdiction over this Agreement, and waive any objection to the court’s jurisdiction, should any dispute under this Agreement arise. The parties also waive any and all objections to the forum, including but not limited to objections that it is inconvenient or prejudicial.

2.	Amendment.

This Agreement may not be amended nor modified, nor any of the provisions hereof waived, except by a writing signed by the party to be charged, and in the case of Vision, by the signatory below.

3.	Address for notice

If to the Company:

Tsingda eEDU Corporation c/o Beijing Tsingda Century Investment Consultant of Education Co., Ltd.
Address: No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town, Tongzhou District, Beijing, PR China

If to the Purchaser:

4.	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. Dollars (“USD”). All amounts owing under this Agreement or any Transaction Document shall be paid in USD. All amounts denominated in other currencies shall be converted in the USD equivalent amount in accordance with the Exchange Rate on the date of calculation. Unless otherwise expressly provided herein, “Exchange Rate” means, in relation to any amount of currency to be converted into USD pursuant to this Agreement.

The Exchange rate shall be determined according to the average rate of the central parity rates for the previous 6 working days announced by the China Foreign Exchange Trading System & National Interbank Funding Center authorized by the People’s Bank of China on its official website

5.	Judgment Currency.

If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this referred to as the “Judgment Currency”) an amount due in USD under this Agreement, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

5.1.

the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

5.2.

the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Stipulation being hereinafter referred to as the “Judgment Conversion Date”).

5.3

If in the case of any proceeding, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

6.	Confidentiality

The Company hereby agrees and represents on behalf of itself and all of its founders, shareholders and subsidiaries that, without consent from the Purchaser in advance, the existence and content of this Agreement shall not be disclosed to any third party.

Notwithstanding the foregoing the term, the confidential obligation shall not include any information which:

a)	is required to be disclosed by any applicable compulsory law, rule, order or regulation;

b)	is required to be disclosed by any relevant government organ or authority in charge;

c)	is disclosed to the professional consultant or auditor.

7.	This Agreement shall be executed in 4 originals, each Party shall receive 2 signed originals.

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

Tsingda eEDU Corporation

By:

Name: Zhang Hui

Title: President and CEO

          By its execution and delivery of this signature page, the undersigned Purchaser hereby joins in and agrees to be bound by the terms and conditions of the Securities Purchase Agreement dated as of July 12, 2011 by and between the Company and the Purchaser, as to the number of Shares set forth below, and authorizes this signature page to be attached to the Securities Purchase Agreement.

By:

Name:
Title:

Number of Shares: 3 million (3,000,000)

Aggregate Purchase Price: US$13.68 million (US$13,680,000)